1300 Main Street, P.O. Box 130 • Atchiston, Kansas 66002-0130 913.367.1480 • 800.255.0302 • Fax 913.367.0192 www.mgpingredients.com • Symbol/Market: MGPI/NASDAQ	NEWS RELEASE

Contact:  Steve Pickman at 913-367-1480

FOR IMMEDIATE RELEASE:	MGP INGREDIENTS ISSUES EARNINGS GUIDANCE FOR FISCAL 2005

         ATCHISON, Kan., June 3, 2004—MGP Ingredients, Inc. (MGPI/Nasdaq) today issued earnings guidance for its fiscal 2005 year which begins July 1. Based on the company’s current number of shares outstanding, guidance for the new fiscal year has been set at earnings ranging from $2.05 to $2.15 per share. After giving effect to a two-for-one stock split that was approved by MGPI’s Board of Directors yesterday, the company’s guidance for fiscal 2005 will convert to estimated earnings of from $1.03 to $1.08 per share. The stock split becomes effective at the close of business on June 30 at which time the company will have approximately 15,815,000 shares of stock outstanding.

         As previously announced, the company’s earnings guidance for all 12 months of fiscal 2004 was recently raised to a range of $1.30 to 1.35 per share. That range is based on the current number of shares outstanding and is equivalent to 65 cents to 68 cents per share when calculated using the increased number of shares that will result from the stock split.

         “Our guidance for fiscal 2005 is based on anticipated growth that we feel our company is capable of realizing on top of the progress we have made and should continue to make in fiscal 2004,” said Ladd Seaberg, president and chief executive officer. “One of the most pleasing aspects of next year’s guidance is that it is principally based on operating income, with other income and/or non-operating income being only minor considerations,” he added.

         Seaberg said that the anticipated improvements in fiscal 2005 “are expected to result primarily from further increases in sales of our specialty ingredients, particularly sales to manufacturers of food and pet-related products.”

         In the first nine months of fiscal 2004, sales of MGPI’s specialty ingredients, consisting mainly of specialty wheat proteins and starches, increased by nearly 100 percent over sales in the first nine months of the prior fiscal year. “Our ability to grow our ingredients business should be strengthened by the planned completion of previously announced capacity improvement and expansion projects in fiscal 2005,” Seaberg said.

         Those projects include one that is scheduled to be completed next month at the company’s plant in Pekin, Ill., to boost the production capacity for MGPI’s FiberStar 70™, a resistant wheat starch that enhances fiber content while reducing available carbohydrate levels in food products. A series of similar, but smaller capacity improvement projects for the resistant starch were completed just recently in Pekin and at the Atchison, Kan., plant.

-more-

ADD 1—MGP INGREDIENTS ISSUES

         In September, an expansion that will approximately double the production capacity for MGPI’s Wheatex® line of textured wheat proteins is slated to be completed at the company’s Kansas City, Kan., facility. Additional projects at the Kansas City plant that received board approval just yesterday will add production and packaging equipment for products the company sells to manufacturers of pet chews and related treats as well as environmentally-friendly bio-based products. These new projects are scheduled for completion by April, 2005.

         Seaberg cautioned that the company’s earnings guidance is based on many assumptions and factors, including those relating to grain prices, energy costs, construction and installation timelines for expansions and new equipment, product pricing and competitive environment, and that any changes in such assumptions and factors could produce material differences in results than those predicted in this guidance.

This news release contains forward-looking statements as well as historical information. Forward-looking statements are identified by or are associated with such words as “intend,” “believe,” “expect,” “anticipate,” “hopeful,” “should,” “may” and similar expressions. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, company performance and financial results and are not guarantees of future performance. The forward-looking statements are based on many assumptions and factors, including those relating to grain prices, gasoline prices, energy costs, product pricing, competitive environment and related marketing conditions, operating efficiencies, access to capital, actions of government or government officials and actions of insurers. Any changes in the assumptions or factors could produce materially different results than those predicted and could impact stock values.

###